Exhibit 99.(l)

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Pre-effective amendment to Registration Statement number 333-287425 on Form N-4 of our report dated March 30, 2026 related to the statutory-basis financial statements of Pacific Life & Annuity Company as of December 31, 2025 and 2024, and for each of the three years in the period ended December 31, 2025, incorporated by reference in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Independent Auditors" in the Statement of Additional Information, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

May 6, 2026